Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES SPECIAL DIVIDEND

NEW YORK, NY – December 30, 2021 – Great Ajax Corp. (NYSE: AJX) (the “Company”) today announced that the Board of Directors of the Company declared a special cash dividend related to 2021 taxable income of $0.10 per share of the Company’s common stock, which will be payable on January 25, 2022 to common stockholders of record as of January 10, 2022.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust that focuses primarily on acquiring, investing in and managing re-performing loans secured by single-family residences and commercial properties and, to a lesser extent, non-performing loans. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed-use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021 and, when filed with the SEC, our Annual Report on Form 10-K for the period ended December 31, 2021. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224